                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                      COCA-COLA BOTTLING CO. CONSOLIDATED
                      -----------------------------------
                                (Name of Issuer)



                          Common Stock $1.00 par value
         -------------------------------------------------------------
                         (Title of Class of Securities)



                                   191098102
                                   ---------
                                 (CUSIP Number)


                               February 22, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 Pages
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

CUSIP No.  191098102
-------------------------------------------------------------------------------
         (1)      Names of Reporting Persons
                  I.R.S. Identification Nos. of above persons (entities only).

                  Coca-Cola Enterprises Inc.
                  IRS Number:  580503352

-------------------------------------------------------------------------------

         (2)      Check the Appropriate Box if a Member of a Group

                  (a) [   ]
                  (b) [ X ]

-------------------------------------------------------------------------------

         (3)      SEC Use Only

-------------------------------------------------------------------------------

         (4)      Citizenship or Place of Organization:

                  Delaware

-------------------------------------------------------------------------------

Number of            (5)     Sole Voting Power                          352,000
Shares Bene-                 --------------------------------------------------
ficially
Owned by             (6)     Shared Voting Power                        None
Each Report-                 --------------------------------------------------
ing Person
With:                (7)     Sole Dispositive Power                     352,000
                             --------------------------------------------------

                     (8)     Shared Dispositive Power                   None
-------------------------------------------------------------------------------

         (9)      Aggregate Amount Beneficially Owned by Each Reporting
                  Person: 352,000

         (10)     Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares:

                  N/A

         (11)     Percent of Class Represented by Amount in Row (9):       5.8%

-------------------------------------------------------------------------------

         (12)     Type of Reporting Person:

                  CO

-------------------------------------------------------------------------------



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ITEM 1(A).        NAME OF ISSUER:               Coca-Cola Bottling Co.
                                                Consolidated

ITEM 1(B).        ADDRESS OF ISSUER'S
                  PRINCIPAL EXECUTIVE           1900 Rexford Road,
                  OFFICES:                      Charlotte, NC  28211

ITEM 2(A).        NAME OF PERSON
                  FILING:                       Coca-Cola Enterprises Inc.

ITEM 2(B).        ADDRESS OF PRINCIPAL
                  BUSINESS OFFICE OR            2500 Windy Ridge Parkway
                  RESIDENCE:                    Atlanta, GA  30339

ITEM 2(C).        CITIZENSHIP:                  Delaware

ITEM 2(D).        TITLE OF CLASS
                  OF SECURITIES:                Common Stock, $1.00 par value

ITEM 2(E).        CUSIP NUMBER:                 191098102

ITEM 3.           IF THIS STATEMENT IS
                  FILED PURSUANT TO
                  SS.SS.240.13D-1(B) Or
                  240.13D-2(B) OR (C),
                  CHECK WHETHER THE
                  PERSON FILING IS A:           Not Applicable

ITEM 4.           OWNERSHIP:

                  (A)  AMOUNT BENEFICIALLY
                       OWNED:                   352,000

                  (B)  PERCENT OF CLASS:        5.8%



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                           (C)      NUMBER OF SHARES AS
                                    TO WHICH SUCH PERSON
                                    HAS:

                                      (I)   SOLE POWER TO VOTE
                                            OR TO DIRECT THE
                                            VOTE                       352,000

                                     (II)   SHARED POWER TO
                                            VOTE OR TO DIRECT
                                            THE VOTE                   None.

                                    (III)   SOLE POWER TO
                                            DISPOSE OR TO
                                            DIRECT THE
                                            DISPOSITION OF             352,000

                                     (IV)   SHARED POWER TO
                                            DISPOSE OR TO
                                            DIRECT THE
                                            DISPOSITION OF             None.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable



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ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          March 9, 1999
                                         --------------------------------------
                                          Date


                                         COCA-COLA ENTERPRISES INC.


                                         By:  John R. Alm
                                            -----------------------------------

                                         Title:  Executive Vice President
                                                 and Chief Financial Officer
                                            --------------------------------



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